EXHIBIT 99.1

Entia Biosciences Updates Investors with an Annual Shareholder Letter

SHERWOOD, OR, United States, via ETELIGIS INC., 02/24/2015 - - Entia Biosciences, Inc. (OTCQB: ERGO), an emerging leader in the field of Nutrigenomics, released today the following Annual Shareholder Letter by Marvin S. Hausman MD, Chairman and CEO.

Dear Shareholders, Friends and GROH® Product Clients:

In a few words, during 2014, Entia Biosciences experienced wonderful successes on many fronts and in many forms.  We saw exciting progress on the scientific front regarding the two compounds most important to our Company’s success…Ergothioneine and Vitamin D2. Likewise, there was significant forward progress regarding our own medical discovery efforts, research advancement as well as our company’s participation in both medical foods and beauty salon industry involvement and professional sponsorship.  Lastly, but most rewarding of all, our GROH® Health and Beauty products attained significant new highs in sales and market penetration.  All indications point to even greater success in 2015.

So that I may make sure all reading this letter thoroughly grasp the unqualified progress we made this last year, here’s the punch line:  Sales of our GROH® line of cosmeceuticals produced more top-line revenues in one month than Entia has ever generated in a single quarter and practically any set of whole years! We are very excited about the progress in this business segment and encourage our investors to stay tuned for additional data and trends that should reward you as shareholders.

Let’s first discuss the scientific research support released this past year that is so important to the foundation of our Company’s future success. Remember, we are the only commercial proponents regarding the health benefits of Ergothioneine and Vitamin D-2 when ingested or even applied topically as a wellness and beauty aid.  The scientific papers in peer-reviewed journals supporting our effort include:

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Uptake and Protective Effects of Ergothioneine in Human Endothelial Cells. Rachel W. S. Li, C. Yang, Albert S. M. Sit, Y. W. Kwan, Simon M. Y. Lee, Maggie P. M. Hoi, S. W. Chan, Marvin Hausman, Paul M. Vanhoutte, and George P. H. Leung . J Pharmacol Exp Ther 350:691–700, September 2014. This study showed that the presence of the Ergothioneine Transporter allowed Ergothioneine to be taken up by blood vessel wall cells with resultant control of endothelial dysfunction. The major significance and potential application to human health is the fact that endothelial dysfunction involving blood vessel wall cells plays a major role in hardening of the arteries and coronary heart disease.

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Organic Cation Transporter-Mediated Ergothioneine Uptake in Mouse Neural Progenitor Cells Suppresses Proliferation and Promotes Differentiation into Neurons. Takahiro Ishimoto, Noritaka Nakamichi, Hiroshi Hosotani, Yusuke Masuo, Tomoko Sugiura, Yukio Kato. PloS One 9(2): e89434, February 25, 2014. This study is the first to demonstrate the active presence of the Ergothioneine Transporter in nerve cells in the brain and the ability of Ergothioneine to promote nerve cell production and differentiation. The significance to healthcare is the potential use of Ergothioneine in the repair of injured areas of the brain in stroke and neurodegenerative diseases, such as Parkinson’s disease, Alzheimer’s disease, MS, etc.

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L-Ergothioneine Protects Skin Cells against UV-Induced Damage – A Preliminary study. Karolina Bazela, Aleksandra Solyga-Zurek, Renata Debowska, Katarzyna Rogiewicz, Ewa Bartnik and Irena Eris. Cosmetics, March 2014, 1, 51-60. The scientists in this study demonstrated that Ergothioneine enhanced the level of reduced glutathione and protected cells against photoaging and DNA damage. The importance to our Company is that this paper validates the ingredients in Entia’s Groh® medical luxury cosmetic line as effective skin care and anti-photoaging products.

These independent studies underscore the potential commercial value of the products under development by your company as cosmeceuticals and medical foods.

Your company hasn’t been standing still while all this great medical/scientific effort progresses around the world outside Entia.  In 2014, we experienced several Company advances that should reward us with substantial benefits as we roll-out the GROH® medical luxury line of cosmetic products and continue our work towards marketing a medical food.

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Most important, Entia initiated in 3rd-4th quarter 2014 a GROH® ‘skin’ benefits research study. We tested and studied 27 subjects, who used our GROH® Skin Treatment program on a daily basis for 3 months. Subjects were reevaluated biweekly with examination, photo confirmation, and a blinded questionnaire. Study findings are now being collated and analyzed and, of course, subjects have voiced their personal opinions regarding their responses to the products used. Management was pleased and excited to hear these very premature (anecdotal) findings.  Now this may seem like a little “bait and switch” tactic, but I’m not going to relay either the findings or results at this point. Please understand that my purpose is solely supported by greed.  We all want the results of this study to end-up in some prestigious journal so that it will be read by ‘thought leaders’, included in class work and lectures, and certainly shared by the Company to support our GROH revenue sales.  It so happens that sharing of this kind of work may preclude a formal publication of the findings and research results in a journal if it is released in any form prior to publication consideration.  Expect an announcement on this research effort before the end of June 2015.

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Another effort that is underway and was announced is the grant received from Michael J Fox Foundation (MJFF) to conduct a preclinical study of our ErgoD2® medical food formulation as a potential therapy for Parkinson’s disease (PD). This study is a follow-up study to the initial study successfully conducted in collaboration with Dr. Jack Rogers, Ph.D., at the Massachusetts General Hospital Neurochemistry Laboratory, in which ErgoD2® was shown to increase muscle strength and reduce the toxic buildup of midbrain alpha-synuclein levels. This exciting research effort toward helping those stricken by PD and financed by the MJFF heightens the value of our scientific research work with our foundational platform technology products Ergothioneine and vitamin D2.

With the successful conclusion of the second study, performed by independent clinical research organizations (CRO’s) we hope to receive more support from the MJFF regarding follow-on scientific studies to advance PD treatments.

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Lastly, I was asked to speak at the 17th International Functional Food Conference (November 18-19, 2014), San Diego, CA, and also Chair a session, entitled “Legislation on Health Claims: Healthy, Functional and Medical Foods.” The title of my talk at this conference, which was also co-sponsored by the USDA, was “Treatment of Anemia with a Natural Mushroom-Based Medical Food ErgoD2.”

To round out this discussion of 2014, we do need to relay what is happening to our Company from a commercial standpoint.  Let’s start at the beginning.

The big news for last year concerns Entia’s beauty line of products, GROH®.  GROH®, a boutique medical luxury line represents an evolution in natural and organic products that target the health conscious consumer through high end salons and day spas.  This new category of beauty products has been coined ‘The Beauty of Wellness’. As you may recall, our Company began selectively positioning  Groh® within the industry’s premier organizations, thought leaders, and trend setters in February of 2014. They include Mario Tricoci (Chicago), Gadabout Salon (Arizona), Visible Changes (Houston), Gene Juarez (Seattle), Anastasia (Portland), and many others. Furthermore, on March 16th, 2015, we will be launching nationally with Elizabeth Arden’s Red Door Spa at their annual symposium in Atlantic City.  All in all, there were roughly 100 plus high end salons around the country that tried, bought, liked and continued to purchase with follow-on orders of our GROH® Ergo Boost line of products.

The success of managements positioning campaign made it possible for Entia to execute an agreement with Star Companies (Star), one of the largest independent cosmetic distributors in the US, servicing more than 24,000 salons nation-wide.  The Star’s family of companies are known to the industry for their ability to successfully enter new products into the market, currently distributing many professional brands for companies like L’Oreal including Redken and Pureology.

Over the last two months—December 2014 and January 2015, we have prepared and shipped a major “stocking” order for Star, launched the necessary support advertising campaigns, provided operator informational and ‘certification’ presentations and shipped what was the largest single order in our Company’s history.

I’m so excited to convey to shareholders that our 2014 year-end quarter…we not only had the ‘fill-in’ order for the Star distribution organization, but we continued to have strong sales for our mushroom food supplements in the European Veterinary space as well as continuing orders from a long-standing, off-shore beverage client.

Going forward, expect a number of activities that should magnify our operating successes as well as prompt new strength in our share price.  They include:

-	Progress on the Parkinson’s disease and Groh® skincare studies as well as other research opportunities that we believe should surface in the new year.

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Continued orders for our cosmeceutical products, manifested primarily via added ‘sell- through’ sales by our distribution partner; New Groh® sales regions that our partner may open; as well as corporate distribution opportunities in regions not covered by the Star agreement.

-	A concerted effort to enter the major drug/grocery retail chain arena with off-brand supplement products.

As a scientist and long-term medical professional, I am very hopeful that the scientific effort by Entia and other research institutes and programs will continue to provide further evidence that ErgoD2® provides life enhancing attributes to human biology and well-being. And by doing so, there is a chance that medical research will conclude, like it did in the late-1960’s and 1970s with Vitamin C,  that Entia and its platform ErgoD2® breakthrough technology is exactly situated at the right place, right time and with the right products to help improve beauty, enhance health and treat many human and animal maladies.

We, at Entia, thank you for your support, and look forward to continued corporate progress in 2015 as we take advantage of both scientific and commercial opportunities.

Marvin S. Hausman MD
CEO and Chairman

About Entia Biosciences, Inc.:

Entia is an authority on the clinical effects of oxidative stress and free radical reactions and is bringing this expertise to the fields of food science biotechnology and Nutrigenomics. The Company identifies, scientifically validates, patents, and commercializes solutions that address multi-billion dollar markets for health, beauty and agriculture. www.entiabio.com.

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties including, but not limited to, the risks associated with the transaction described in this press release, and other risks identified in the filings by Entia Biosciences with the Securities and Exchange Commission. Further information on risks faced by the Company and its shareholders are detailed in the Form 10-K for the year ended December 31, 2013 and in its subsequent Quarterly Reports on Form 10-Q. These filings are or will become available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov. The information contained in this press release is accurate as of the date indicated. Actual results, events or performance may differ materially. Entia does not undertake any obligation to publicly release the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT:

Devin Andres
Chief Operating Officer
Entia Biosciences, Inc.
13565 SW Tualatin-Sherwood Rd.
Sherwood, OR 97140 | (503) 334-3575; (503) 334-3575 | info@entiabio.com

SOURCE: Entia Biosciences, Inc.